Exhibit 21.1
Subsidiaries of Columbia Banking System, Inc.

Name of Subsidiary	State of Incorporation	Other Names Under Which Business is Conducted
Umpqua Bank	Oregon
Columbia Trust Company, Columbia Healthcare Banking, Columbia Private Bank, Columbia Wealth Advisors, Columbia Wealth Management, Umpqua Bank Home Lending, Umpqua Bank Equipment Leasing and Finance, Umpqua Bank Vendor Finance

Financial Pacific Reinsurance Co., Ltd.	Washington
Umpqua Master Trust I	Delaware
Umpqua Statutory Trust II	Delaware
Umpqua Statutory Trust III	Delaware
Umpqua Statutory Trust IV	Delaware
Umpqua Statutory Trust V	Connecticut
Humboldt Bancorp Statutory Trust II	Connecticut
Humboldt Bancorp Statutory Trust III	Connecticut
CIB Capital Trust	Delaware
Western Sierra Statutory Trust I	Connecticut
Western Sierra Statutory Trust II	Connecticut
Western Sierra Statutory Trust III	Delaware
Western Sierra Statutory Trust IV	Delaware
Klamath First Capital Trust I	Delaware
Lynnwood Financial Statutory Trust I	Connecticut
Lynnwood Financial Statutory Trust II	Delaware
Sterling Capital Trust III	Delaware
Sterling Capital Trust IV	Delaware
Sterling Capital Statutory Trust V	Connecticut
Sterling Capital Trust VI	Delaware
Sterling Capital Trust VII	Delaware
Sterling Capital Trust VIII	Delaware
Sterling Capital Trust IX	Delaware
Bank of Commerce Holdings Trust II	Delaware
Columbia Trust Company	Oregon

Columbia Banking System, Inc. directly owns 100% of the voting stock or membership interest of each subsidiary listed above.